                                                                                                                    EXHIBIT 99.1

Matthews International Corporation Announces the Completion of the Acquisition of Schawk, Inc.

PITTSBURGH, July 29, 2014 (GLOBE NEWSWIRE) -- Matthews International Corporation (MATW) ("Matthews or the "Company") today announced the completion of its acquisition of Schawk, Inc. ("SGK") (SGK). SGK is a leading global brand development, activation and brand deployment company. SGK reported sales of $443 million for 2013 and has approximately 3,600 employees in over 20 countries.

Under the terms of the transaction, SGK stockholders receive $11.80 cash and 0.20582 shares of Matthews' common stock for each SGK share held. Based on the closing price of Matthews' stock on July 28, 2014, the transaction represents an implied price of $20.74 for each SGK.

In addition, David A. Schawk, who served as Chief Executive Officer of SGK, was elected as a member of Matthews' Board of Directors.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated: "Our new organization under the Matthews umbrella, creates one organization that has over 9,500 employees, with over 100 offices in more than 25 countries. On a combined basis, our revenues were approximately $1.4 billion over the last twelve months."

"For over 100 years, we have been a leader in the graphics imaging and technology marketplace. This merger builds upon that legacy, doubles the size of our Brand Solutions business and positions us as the global powerhouse in the industry. I truly believe we are building a one-of-a-kind global offering for our clients by providing a full spectrum of brand solutions services. Together, we are the only brand company that develops, deploys and delivers brands all over the world to help clients drive brand performance."

"Through integration efforts, we expect to achieve significant cost-savings, building an even stronger and more competitive business in the global brand solutions market, which is also expected to drive revenue growth. We have a well-defined implementation plan and process for the achievement of these cost savings."

Mr. Bartolacci further stated: "David Schawk will lead our combined comparable brand solutions businesses. SGK has done a tremendous job of establishing their brands, including Schawk!, Anthem and Brandimage. The combination of these brands with our well-established Matthews' brands will all be branded under the SGK name. Under his leadership, I am confident that we will continue to expand our global reach, further strengthen our relationships with branding clients and achieve our synergy objectives."

Mr. Schawk stated: "We are excited to be joining with Matthews, adding to our 60 year rich history of supplying the world's best brands with products and services that helped our clients improve brand performance. We look forward to capitalizing on the opportunities this transaction will create. With Matthews' trusted reputation in Europe and ours in North America, Europe and Asia Pacific, this merger is expected to form a stronger global offering and provide greater value to our clients and the markets we serve, along with enhancing our ability to expand into key brand delivery markets. We also are extremely pleased that this transaction will provide our stockholders significant value for their shares, along with the opportunity to participate in the combined company going forward."

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions. The Company's products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, SGK helps clients achieve higher brand performance. SGK's global footprint spans more than 20 countries. SGK was formerly marketed as Schawk, Inc.

Any forward-looking statements contained in this press release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, risks relating to the merger; unanticipated difficulties and/or expenditures relating to the merger; litigation relating to the merger; the impact of the transaction on relationships with customers, employees and third parties; and the inability to obtain, or delays in obtaining cost savings and synergies from the Merger; as well as other risks detailed in our Registration Statement on Form S-4 that was filed in connection with the merger and from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor contact:
Steven F. Nicola
Chief Financial Officer, Secretary & Treasurer
(412) 442-8262

Media contact:
Ann Wilson
Director, Change Management and Communications
(412) 995-1665